                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                       Commission File Number  001-11493


                         OSHMAN'S SPORTING GOODS, INC.
   __________________________________________________________________________
             (Exact name of registrant as specified in its charter)


              2302 Maxwell Lane, Houston, TX  77023 (713) 928-3171
   __________________________________________________________________________
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         Common Stock, $1.00 par value
   __________________________________________________________________________
            (Title of each class of securities covered by this Form)


                                      None
   __________________________________________________________________________
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [X]        Rule 12h-3(b)(1)(ii)     [ ]
Rule 12g-4(a)(1)(ii)    [ ]        Rule 12h-3(b)(2)(i)      [ ]
Rule 12g-4(a)(2)(i)     [ ]        Rule 12h-3(b)(2)(ii)     [ ]
Rule 12g-4(a)(2)(ii)    [ ]        Rule 15d-6               [ ]
Rule 12h-3(b)(1)(i)     [X]

     Approximate number of holders of record as of the certification or notice date: 0

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Oshman's Sporting Goods, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  June 7, 2001           By     /s/  Steven U. Rath
                                 ---------------------------------
                              Name:     Steven U. Rath
                              Title:    Executive Vice President and Secretary